                                                                    Exhibit 99.1
                                                                    ------------



                              MSC INDUSTRIAL DIRECT

                            MODERATOR: ERIC BOYRIVEN
                                NOVEMBER 4, 2003
                                   10:00 AM CT


Operator:             Good morning. My name is (Ginette), and I will be your
                      conference facilitator. At this time I would like to welcome everyone to the MSC Industrial Direct Fourth
                      Quarter Earnings Conference call. All lines have been placed on mute to prevent any background noise.

                      After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.

                      I will now turn the call over to Mr. Eric Boyriven of Financial Dynamics. Sir you may begin your conference.

Eric Boyriven:        Thank you and good morning everyone. Thank you for joining us today to discuss MSC Industrial Direct's Fiscal 2003
                      Fourth Quarter and Full Year Results. You should have received a copy of this morning's earnings announcement.
                      If you have not yet received a release, just call our offices at 212-850-5752.

                      Also an online archive of this broadcast will be available within one hour at the conclusion of the call, and will be available for one week at www.mscdirect.com.

                      Certain information pertaining to non-GAAP financial measures that may arise during this broadcast can also be found at the same Web site in the Investor Relations section.

                      Let me take a minute to reference the Safe Harbor statement under the Private Security Litigation Reform Act of 1995.

                      This conference call may contain forward-looking statements that are subject to the significant risks and uncertainties including the future operating and

                                                                    Exhibit 99.1
                                                                    ------------


                      financial performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct.

                      Important risk factors that can cause actual results to differ materially from those reflected in the company's forward-looking statements are included in today's earnings release and the company's filings with the Securities & Exchange Commission.

                      In addition, the information contained in this conference call is accurate only on the date discussed. Investors should not assume that the statements made in this conference call remain operative at a later time. The company undertakes no obligation to update any information discussed on this call. With that said I would like to introduce MSC's Industrial's Direct Chairman and Chief Executive Officer, Mitchell Jacobson. Mr. Jacobson, go ahead.

Mitchell Jacobson:    Thanks Eric. Good morning everyone and thank you for
                      joining us today. With me are David Sandler, our newly appointed President and Chief Operating Officer, Chuck
                      Boehlke, Executive Vice President and Chief Financial
                      Officer and Shelly Boxer, Vice President of Finance.

                      I'll begin with an overview of the fourth quarter of '03 and our expectations for the first quarter of '04. David will cover our fulfillment model, and Chuck will provide details on the fourth quarter's financials.

                      Following Chuck, I'll wrap up and open the line for questions.

                      I want to begin today's call by congratulating David Sandler on his most deserved promotion. David and I have worked together in various roles since we acquired his company in 1989. He's an outstanding businessman. David combines intelligence with an uncommon blend of common sense and a killer work ethic.

                      However, as or more importantly, David and I share common vision, values, ethics and sense of the special community that MSC has become.

                      I'm 100% confident that MSC will be a better performing company as David grows into his new position. I'm energized by our future and excited to continue to work with David in his new capacity.

                      We're also taking several steps to upgrade our corporate governance to the highest levels. These changes which will be ratified at our upcoming Annual Shareholders' Meeting including changes the composition of the board of directors to a majority of independent directors and instituting two new board

                                                                    Exhibit 99.1
                                                                    ------------


                      committees -- a Nominating Committee and a Corporate Governance Committee.

                      MSC has always embraced the highest levels of corporate ethics and accountability. And these changes reflect that commitment.

                      MSC continues to grow in a challenging environment in the fourth quarter. We did see some extended summer shutdowns and abbreviated workweeks. Our growth was once again driven by the success of our diversification efforts as the industrial sector of the economy continues to lag.

                      We're executing our plans with outstanding results as we maintain our service model, leverage our position as a market leader, take share and grow.

                      We achieved our gross margin target for the fourth quarter and exceeded our expense control objectives. Operating expenses in Q4 benefited from an adjustment reflecting better than expected experience throughout fiscal '03 in medical benefits and worker's comp.

                      Outstanding expense control drove 67% read through this quarter excluding the Q4 benefits adjustment and 45% for the entire fiscal year. Operating income grew to 10.3% of sales as we continue to capitalize on the excellent leverage inherent in the business.

                      We are very proud to see the business return to double digit operating margins and are competent that we will see further operating margin expansion as we take advantage of an infrastructure with enormous leverage.

                      In Q4 net income grew 53% and earnings per share increased by 54% over the fourth quarter of '02. Free cash generation at 26 million exceeded our internal expectations in Q4 due to the success of our asset management program.

                      Overall, MSC generated 74 million in free cash flow for fiscal year '03.

                      We'd like to provide some guidance for the first quarter of '04. Although the industrial sector continues to struggle, our success in the non-industrial areas is reflected in our expectations for the first quarter. Consequently, we expect revenues to be in the range of 218 to 222 million with earnings per diluted share in the range of 21 to 23 cents.

                      Thank you and I'll now turn the microphone over to our new President, David Sandler. David?

David Sandler:        Thanks Mitch. First I want to express my deep appreciation for the opportunity that you and your dad have provided me over the last 14 years.

                                                                    Exhibit 99.1
                                                                    ------------


                      MSC is a very special place, and I consider it a privilege to lead our team of dedicated associates. I've never been more excited about our future and firmly believe we are in the early days of realizing our fullest potential.

                      I know that I speak for our entire senior management team when I say that I am committed to achieving superior performance for our shareholders and all of our stakeholders in the future.

                      I'll begin my update by sharing what we're hearing and seeing in the field and sharing some observations from my customer visits in the south region just last week.

                      While there are some pockets of increased activity, there has been very little in the way of overall positive developments in the industrial sector. Employment and inventories continue to shrink and activities still well below the levels of three years ago.

                      Although the ISM is on the upswing which is encouraging, the effects are not really noticeable as yet. We think that we need to see a few more months of positive indicators before there's a measurable effect in the core manufacturing sector.

                      MSC however continues to execute our model, take share and grow. And I witnessed that first-hand during last week's road trip that encompass visits to a distribution center, some branches and many customers. One of those visits was to a facility where we had installed a VMI program about two years ago.

                      Due to cost pressures, the maintenance supervisor had to do the work of three people. And it was his job to figure out how to get that done. He share with me that the way he solved the problem was to utilize MSC in the latest version of our VMI program.

                      He explained to me that by going paperless and moving to automatic replenishment, the time necessary to source MRO supplies have literally been reduced to minutes per week from hours per day.

                      Our volume with this customer has increased 40% this year to more than $70,000 annually and continues to grow as more products are added to the VMI program.

                      It was very clear to me that the MSC value-added model is very attractive to all sectors of the potential customer universe. And it's only one example of why MSC is gaining share.

                                                                    Exhibit 99.1
                                                                    ------------


                      We talked about the success of our diversification program during the last several calls. In Q4 our entire growth came from the non-industrial sector while the industrial sector was essentially flat.

                      We expect that the non-industrial business will continue to outgrow the industrial sector by a significant amount for the foreseeable future. I'm sure you're all aware of the movement of US manufacturing business to other parts of the world. Even so, the remaining business is still a huge market. And MSC has a very small but continually growing portion of it.

                      When you combine the diversification effort with the share growth in the industrial sector as well, MSC has a very long runway for growth.

                      Last quarter we noted our success and started to penetrate the government sector and in the postal service in particular. We're pleased to report that our efforts to convert that business to MSC are starting to bear fruit and we're seeing growth from both of those areas.

                      As planned, we have to work hard to build our brand and convert that business. And although the total dollars are growing as we expected, the business is not yet significant.

                      Turning to details for the quarter, once again I'm pleased to report that the execution of our model continues at very high levels, and our metrics are coming in at target levels or better.

                      Our customers tell us that our service is the best in the business. And that is one of the main reasons we gain share and ensure future growth.

                      Overall fill rates continue at about 99%. And the VCs hit their first past fill rate goals. Accuracy levels continue to be excellent with run rates at about 1.3 errors per thousand.

                      Call center staff continue their high levels as well. The call abandonment rate was less than 1% and we average 60 calls per associate per day.

                      We ended the fourth quarter with 428 field sales associates and plan to increase our sales force to a range of about 440 to 450 associates by the end of Q3 based on the timing of opportunities to hire outstanding associates.

                      Starting this past September, we have changed the conversation for field sales associates to relate more of their cost to their success in growing their sales profitably. We think that this change will benefit all stakeholders. The associates can make more money. The company will see more sales and income growth. And therefore, shareholders will benefit as well.

                                                                    Exhibit 99.1
                                                                    ------------


                      In the fourth quarter, we mailed 7.2 million pieces of mail -- about what was initially planned. By concentrating our efforts in more productive sectors, we continue to generate excellent overall response rates. Total active customer count was 343,000 at the end of the fourth quarter compared to 340,000 last quarter and 329,000 in the last year's fourth quarter -- an increase of 4%.

                      We expect that we will mail approximately 7.8 million pieces in the first quarter versus nine million pieces in the first quarter last year.

                      As a result of the improvements we've made over the last two years, we're now positioned to reduce our regular circulation and prospecting mailing in FY '04.

                      We'll reduce regular mailings to customers who generate marginal sales and plan to reduce prospecting to levels below those in '03 but that are still above historical levels.

                      Our total mailings in FY '04 are planned to be roughly 30 million pieces or about 90% of FY `03's total.

                      We'll be redirecting some of those savings into other growth programs and believe that these changes will have a positive effect on the bottom line in FY '04 and into the future.

                      All of our regions continued to grow in the fourth quarter. The Midwest continues to lead the way, and all regions grew in low single digits.

                      Sales to the manufacturing sector were down about 1% in the fourth quarter and sales to the non-manufacturing sector grew by 17%. The sales split was 72% manufacturing versus 28% non-manufacturing. And our average order size improved slightly to $224 in Q4 primarily driven by larger accounts.

                      Mscdirect.com's outstanding growth continued in the fourth quarter. Sales through the site grew to 24.7 million -- now representing 12% of consolidated sales with an annualized run rate of $98 million. This represents growth of approximately 40% over the fourth quarter of FY '02.

                      In conclusion, I'm extremely pleased with our performance in the fourth quarter. We executed our plan and grew in a very difficult environment. Although the macro situation has not changed meaningfully, we are confident that we can significantly outperform the sector for the foreseeable future. We know how stressed the small distributors are that comprise the bulk of the market. And we are taking significant share from them.

                                                                    Exhibit 99.1
                                                                    ------------


                      Our diversification program is very successful, and our model taken as a whole will drive outstanding performance on the top and bottom lines.

                      Finally, I'll take this opportunity to express my thanks and deep appreciation to all of our MSC associates who continue to stay focused and execute at such high levels. Thank you. And I'll now turn the mic over to Chuck.

Chuck Boehlke:        Thank you David. Once again, we've completed an excellent
                      quarter financially and exceeded our financial goals. In the fourth quarter we beat the 25% read through yardstick generating 89% incremental operating margin on our sales increase.

                      The fourth quarter was aided by a reduction in our accruals for medical expense and workman's comp cost totaling about $1.6 million.

                      That was the result of better than expected experience and that benefited the quarter by about 1 cent per share.

                      Excluding that benefit the read-through for the fourth quarter would have still been almost 70%.

                      For the year, the read-through was 45% and operating margins increased to 9.8% of sales from 7.6% in fiscal '02.

                      As a reminder, we are committed to a read-through of no less than 20% in fiscal '04, and we will deliver the read-through based on leveraging on fixed cost.

                      In Q4 gross margin came in at 44.7% within the expected range and should be between 44.5% and 44.9% in the first quarter.

                      Turning to our balance sheet, we continue to produce excellent results. Cash flow for the quarter exceeded internal expectations as we generated $29 million in operating cash flow. And free cash flow after capital expenditures of $3 million was 26 million.

                      Depreciation and amortization once again exceeded capital expenditures as net fixed assets declined in the quarter.

                      We expect free cash flow to be positive in fiscal '04 as well. Our free cash balance grew to $114 million at the end of the fourth quarter and is currently at approximately $120 million.

                      Since our last conference call we have repurchased more company stock buying a million shares at a cost of approximately $19 million.

                                                                    Exhibit 99.1
                                                                    ------------


                      Working capital excluding cash declined by approximately $15 million in the fourth quarter reflecting a decrease in inventory and receivables. DSOs decreased to 40 days in the fourth quarter from 42 days at the end of last quarter. Inventory turns were an annualized 2.25 turns in Q4 and 2.28 for the year.

                      In summary, we had an excellent quarter financially. We exceeded our expectations on improved operating margin, delivered excellent cash flow and continue to manage our balance sheet. Thank you and now I'll turn it back to Mitch for the wrap-up.

Mitchell Jacobson:    Thanks Chuck. MSC went public in December of 1995. We
                      proceeded to grow revenues and earnings in excess of 25% for our first 13 quarters as a public company.

                      Based upon this growth we built three new distribution centers, new corporate offices and new information systems to support a business running at or in excess of 1.5 billion in sales.

                      At that time, sales for the industrial sector were about 80% of our business. We could not have foresee at that period, the longest post-war industrial downturn. Over the last few years, we have not removed bricks and infrastructure. In fact, we've upgraded and improved our capability. Our management team has grown and it's matured.

                      We've shifted our business to 28% non-manufacturing and will continue our focus on diversification. For the last 12 quarters we have improved asset management. And in fiscal '03 we have proven that there's significant operating leverage in the business.

                      We believe that the value of our investments over the last few years are just beginning to be realized. We cannot control the economy. However, we can and we will control the direction of our company.

                      We're competent in our vision and competent in our future. And (Ginette), if you would, we will now open up the phones for question and answers.

Operator:             At this time, I would like to remind everyone, in order to ask a question, press star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes from (Holden Lewis) with BBT.

                                                                    Exhibit 99.1
                                                                    ------------


(Holden Lewis):       Good morning. Thank you very much. Can you give some
                      greater detail here sort of post-fourth quarter? You've heard a lot of companies that have talked about, you know, some meaningful, you know, more than seasonality inspired improvement in end market demand in September with some follow-through in October. You know, you've got a couple months under your belt.

                      And can you comment whether or not, you know, in these last couple months, you've seen some tangible evidence that the recovery may be starting or are you not really experiencing as much?

David Sandler:        (Holden), it's David. I guess first of all, let me give
                      you the monthly sales numbers for Q4 and what we're seeing with revenue growth in September and October. And then
                      I'll add a little bit of color to it.

                      So in June through the fourth quarter, June was plus 5. July was plus 3 - sorry - right, July was plus 3. August was plus 2. And then in September and October, our growth rate in both months was at 5%.

                      And now to I guess give you a little bit of color of what
                      - you know, what we're seeing and hearing out there. I mean the core industrial market largely remains unchanged from six months ago. Certainly while we do see some positive pockets, overall, you know, I have to tell you -- and it was just reinforced to me last week -- it's tough out there. The environment is still difficult.

                      The macro indicators that we're all seeing at absolutely encouraging. And we are cautiously optimistic. Seeing the ISM in positive territory is encouraging. And as you know, our business has historically lagged indicators like the ISM by several months.

                      If that trend continues and the experience that we have - that we've historically seen during these times, you know, we eventually believe that that effect is going to translate in the form of increasing growth rates. But frankly I want to express caution only because while the macro indicators are very encouraging, we want to be able to see it in our core customer base. And right now other than in pockets, we don't see it there yet.

(Holden Lewis):       Okay, well the September/October numbers are plus 5. We
                      know presumably also come against a tougher comp. So it's a nice step up. I mean have you seen further acceleration in the non-industrial or have you also - has that - you know, the plus 5 numbers been fueled in equal part by better industrial numbers too?

David Sandler:        Yes, I mean - you know, our sense of it (Holden), is that
                      we are seeing the effects of - the positive effects of our diversification program and the fact that

                                                                    Exhibit 99.1
                                                                    ------------


                      we've, you know, got a team that's out there gaining share every day. We think that's what we're seeing translating to in our growth rates.

(Holden Lewis):       Okay. With regards to the government and post office
                      business, I know you don't really want to talk about what the total size of that business is -- I don't think you gave a percentage change -- but, you know, can you just give us a sense in terms of, you know, dollars? I mean how much incrementally can the government and the post office together provide you in fiscal '04 at the top line just in terms of incremental dollars? Any guidance or...

David Sandler:        Yes, (Holden), I want to be really careful here. I mean,
                      you know, we've talked about the fact that it's early in the game with these exciting new segments for us. And, you know, so far we are getting the results that we've expected.

                      But I want to remind you that we're still in the startup and the learning mode. And I guess the only additional color that I'd like to say -- frankly for competitive reasons I really don't want to say more in this call -- other than we're, you know, confident long term they're going to be important components of our growth in the future.

(Holden Lewis):       Okay, and then last thing -- I'll jump in the queue --
                      when did you buy back stock in the quarter and what's your shares outstanding sort of at quarter's end because they didn't really seem to budge much, you know, in the quarter despite the buyback?

Chuck Boehlke:        All right (Holden), it's Chuck. The shares outstanding are at 66.5 million, the actual shares. You might not have seen a change because obviously the movement in the stock
                      - the price with options and dilution impact of that. But the shares outstanding are at 66.5 at the end of the quarter.

(Holden Lewis):       Is that diluted with the options or is that your primary?

Chuck Boehlke:        The primary. And the diluted is 68.3.

(Holden Lewis):       All right. So I see. You finish up kind of where you were.
                      Okay. All right, thank you.

Man:                  Thanks (Holden).

Operator:             Again, I would like to remind everyone, if you would like
                      to ask a question, press star then the number 1 on your telephone keypad.

                      Your next question comes from (David Nancy) with Robert W. Baird.

                                                                    Exhibit 99.1
                                                                    ------------


(David Nancy):        Hi. Good morning.

Man:                  Hi (David).

(David Nancy):        I was wondering if you could talk about this ISM given
                      that you historically would lag that number by -- I think we've talked in the past -- about three months or so.
                      Shouldn't you start to see some building strength very soon? And I guess you talked about the confidence that gives you. But a 57 number sure has to give you some pretty good confidence based on what you've seen in the past relative to the ISM does it not?

David Sandler:        (David) it's David. Yes, I mean we were pleased to see a
                      57 ISM, you know, come out yesterday. And if, you know, the fact that we've had now a few good months of a - of building (ISM), you know, to the extent that it continues and doesn't come off that track and to the extent that it continues to follow what we've seen historically in our business (baked in the lag), yes, that's what certainly gives us cautious optimism for the future.

(David Nancy):        Okay, and then on the gross margin side, could you talk
                      about your expectations for 2004 overall? And I'm just wondering if there is any possibility that we actually would see gross margins declines next year due to negative mix maybe if industrial customers come back or anything else that might be positively or negatively impacting the gross margin.

                      Because when I look at fiscal '03 excluding the gross margin improvement, your contribution margin was about 25%. And so I'm just wondering if the 20% that you expect for next year will actually end up being 20% or potentially something less than that even?

Chuck Boehlke:        (Dave) it's Chuck. First of all, you're absolutely right
                      on the (REPU) for this year. Certainly the difference between 25 and 45 for this year '03 with 140 basis point improvement in gross margin that went on top of of course entire 844 million in sales, that opportunity doesn't exist as we see it now for next year in terms of adding additional 140 points of gross margin. In fact, we'd expect margins to be at or slightly below where they finish this year for the reasons you've cited.

                      As we continue to grow the non-industrial market there's mix issues that come about. Although we've got active programs in place to improve gross margin unrelated to that that we hope mitigates anything that would come about because of mix changes to keep it plus or minus 30, 40 basis points from what you saw for this year.

                      The 20% (REPU) number we've committed to for next year is more a function of what David talked about earlier. It's too early in the game with

                                                                    Exhibit 99.1
                                                                    ------------



                      some of the new sectors of business we're in right now to predict exactly how that's going to shake out and what kind of expenses we may have to incur and invest in to make that come about.

                      So again, we're going to be cautious and say we certainly are committed to the 20%. And as we get arms around this a little bit more as we start to get further down the curve, we'll update you on that.

(David Nancy):        Okay. And then I think this refers back to David's
                      comments on the environment overall. When you say that your industrial customers are flat right now, how much of that, if you look at the customers you have today that you had a year ago, are those customers actually up and then that's offset to some extent by some big customers that are moving to China?

                      And if that is the case, could you talk about that trend? Is that an accelerating trend or is it about the same as you've seen over the past year or so?

David Sandler:        Sorry (David) - sorry about that. Did you want to say
                      something? (David)...

Man:                  Would you mind repeating...

David Sandler:        Sorry. We got distracted in the room. If you could just
                      come back a bit and frame the question.

(David Nancy):        Okay. My question was that when you're talking about
                      industrial customers being flat, if you looked at the customers you have today that you had a year ago, I would imagine that there's some amount of those customers that have defected and gone to China or wherever that you don't have as customers anymore.

                      So I'm wondering of the customers that you have year over year, I would imagine those are actually up slightly offset to some extent by these - the customers that you've lost that have moved overseas. And I was wondering about that trend. You know, we are hearing more about it of course. What I'm wondering is in your business, are you seeing it more that big OEMs are leaving the US?

David Sandler:        (David), thanks for being patient with us there. Yes,
                      certainly we are seeing some of that trend in our core customer base. And overall, you know, we - the - our customer growth in the industrial sector as you saw in Q4, you know, is relatively flat. But what I will tell you is even with that trend, two things. One, it's still an enormous market. But I think beyond that, remember that we're gaining share within our existing base so that while some of the business may be eroding, may be shifting away.

                                                                    Exhibit 99.1
                                                                    ------------


                      You know, we are successfully gaining share. And that's what gives us so much encouragement both in terms of what our current results are and what we can expect as the overall segment begins to enjoy a bit of economic pick up which we still even with some of the movement overseas, we still fully expect that - you know, that historical trend to continue.

(David Nancy):        Okay. And so as you look at those three moving parts,
                      you've got sort of your core customer growth rate offset by customers that are leaving. And then the addition would be customers that you're adding -- new customers.

David Sandler:        Right.

(David Nancy):        When we look at those three moving parts, you know, do the
                      - those that are leaving, are those completely offset by new customers and the core is flat or is there actually growth in that core business?

David Sandler:        Well I mean you have seen - I don't think that we've
                      shared, you know, the way that we slice and dice and break it out. You certainly have seen our overall customer base growing.

                      You know, we do gain lots of customers on a monthly basis, new core industrial customers. Some of those additions certainly offset those businesses that are, you know, frankly drying up or, you know, going away altogether.

                      What we're encouraged about is a combination of being - of having the opportunity to see that as the industrial economy begins to strengthen and come back, we'd like to see that core segment grow in addition to what we're seeing right now as the growth coming primarily from our non-manufacturing segment as a result of our diversification program.

                      So we're kind of - you know, we're gaining share and we'll say holding our own in terms of growth in the - our core segment. We've got the non-industrial segment that's really been producing some very solid growth. It's - you know, it's very encouraging to think that we'll get both pieces working for us through '04 and beyond assuming that the trend and the strength continues and, you know, we get the historical experience that, you know, we've seen, certainly for as long as I've been around.

(David Nancy):        Okay, thank you.

David Sandler:        Thank you (David).

Chuck Boehlke:        (Dave) this is Chuck once again. I just want to circle
                      back to your earlier comment. You talked a little bit about is there a possibility that the margin would cause us to have concern we would miss the 20% read-through. I just

                                                                    Exhibit 99.1
                                                                    ------------


                      want to reinforce that we've said all along, the 20% commitment is a minimal amount of read-through that we anticipate moving forward. And obviously we're going to push ourselves hard to get to an even higher number if at all possible.

                      But I just want to reiterate that we don't see any circumstance in margin mix and so forth that would drive us below 20. That's the minimal commitment we've made.

Operator:             Your next question comes from (Jeff Arnada) with William
                      Blair.

(Jeff Arnada):        Hi. Congratulations on a fabulous quarter fellows.

Man:                  Thank you (Jeff).

Man:                  Thank you.

(Jeff Arnada):        My question relates to the change in compensation for the
                      sales force going to a more variable structure. What have you seen there in terms of productivity measured in sales per person and/or turnover or other effects of that?

David Sandler:        Hey (Jeff), it's David. Well it's still, as you know, we
                      went on to the plan in September. So we've only had a couple of months in where, you know, we're certainly on plan with anything that we've anticipated. I'm going to be careful to not share much on this call. But you asked specifically about turnover.

                      We have seen a bit of increased turnover over the last couple of months. Frankly that was planned. But I'll tell you that the majority of that turnover was completely unrelated to the comp plan and was primarily driven based on performance. So we're not concerned either with that or we're not seeing anything that wasn't anticipated. And so far we're - you know, we're pleased with the direction.

(Jeff Arnada):        But directionally, are you seeing an increase in sales per person as a result of it?

David Sandler:        Yes. I mean overall sure. We are seeing an increase there
                      both in productivity, you know and growth in the business.

(Jeff Arnada):        Thank you.

David Sandler:        Thanks (Jeff).

Operator:             Your next question comes from (Yvonne Varano) of CIBC.

                                                                    Exhibit 99.1
                                                                    ------------


(Yvonne Varano):      Thanks. Your depreciation in 4Q when I calculated it out
                      seems to be about 4.1 million. And that seems to be a bit of an increase from the prior quarters. Could you tell me what's going on in that number?

Shelly Boxer:         Yes. Hi (Yvonne). It's Shelly. We went back and looked. We had a slight catch-up in depreciation in the fourth quarter. We're a little bit under-accrued in the previous three quarters. So we've picked up about 250,000, 300,000 in the fourth quarter.

(Yvonne Varano):      Okay. And in the past you have broken out some of the
                      growth that you've seen by region. Is that something you could do for me?

David Sandler:        Sure (Yvonne). It's David. All of the regions were in low
                      single digit as I said. The Northeast was about 3%. The
                      Midwest was about 5%. And the Southeast and the West were about 4%.

(Yvonne Varano):      Okay. And then lastly as you add salespeople and change in compensation going into next year, what kind of impact do you think that that's going to have on your SG&A in terms of I guess a percentage increase?

David Sandler:        (Yvonne) as we've talked about our expectations for Q1 and certainly our game plan for the year hasn't changed. I mean any adds that we've made in the sales force and with all of the investments that we've either been adding or shifting will all contribute to improved productivity all with a - you know, all mindful of delivering on the read-through, continuing to expand our operating margins, you know, with a push towards historical levels. And that's - and delivering, you know, consistent earnings growth. I mean that's the game plan that we've been on and we're not wavering from it.

(Yvonne Varano):      Okay, thank you.

David Sandler:        Thanks (Yvonne).

Operator:             Again, if you would like to ask a question, please press
                      star then the number 1 on your telephone keypad.

                      Your next question comes from (Holden Lewis) with CIBC.

(Holden Lewis):       Great thanks. It's (actually) the last question, maybe a
                      little bit differently. Can you give some sense of the extent to which your SG&A benefited in the fourth quarter from the departure of some of these salespeople, you know, perhaps the amount which, you know, ultimately you're back at your targeted run rate in fiscal Q4 sort of the amount that is not in the numbers that seems to be more of a temporary item?

                                                                    Exhibit 99.1
                                                                    ------------


Chuck Boehlke:        I mean the expense numbers are - from the sales associates weren't overwhelmingly significant in the fourth quarter.
                      The fourth quarter op ex as we talked about earlier, had a big adjustment for our fringe cost if you will, along with some of the advertising David's talked about in Q4.

                      So they were the drivers of expense change in just about any period you'd want to be, you know, be comparing us to in Q4. There wasn't a significant dollar amount associated with the sales attrition in Q4 that affected the numbers.

(Holden Lewis):       Okay. And do you feel that there were any revenues lost at all from the departure of any of those sales people or do you believe that was equally insignificant?

David Sandler:        You know, (Holden), certainly, you know, to say that
                      there's no piece of revenue that's ever lost by a sales rep that may have departed, I wouldn't be able to say that.

                      I will tell you that, you know, we're comfortable with how we're positioned. We're certainly comfortable that most of the turnover was driven based on performance. And, you know, and therefore we're not concerned that revenues were impacted.

(Holden Lewis):       Okay. And then last, can you comment just on pricing? Is
                      pricing still nominally positive or has that kind of been anniversarying away? And any sense of whether you're going to step up again on the pricing in Q1?

Chuck Boehlke:        Yes. I mean (Holden) the pricing as you know, with the big book goes out. Any pricing that we would have taken would have been in the big books beginning of the year. And other than unforeseen significant changes in commodity prices and so forth, there's no plans right now to adjust pricing in the first quarter.

(Holden Lewis):       But can you give a sense of - I mean with the big book
                      going out, I mean what do you sort of expect the net pricing change to be at the outset? Any idea?

David Sandler:        (Holden), we certainly have modeled it internally for how
                      we see it layering through the years, through the quarters, you know, throughout the year. I think we're more comfortable staying with the overall annual guidance that we've given. There's just so many factors that play into margin.

                      We've got, you know, programs across the board to address many of those factors, but we're more comfortable just kind of giving you the overall guidance for the year.

                                                                    Exhibit 99.1
                                                                    ------------


(Holden Lewis):       Okay, thank you.

Man:                  Thanks (Holden).

Operator:             Your next question comes from (Mark Koznerick) with
                      Midwest Research.

(Mark Koznerick):     Hi. Good morning.

Man:                  Morning.

(Mark Koznerick):     A couple questions here. One on inventory trends. You
                      know, even though sales were up, inventories were down here in the quarter. And, you know, seasonally it looks like they sort of swell up in the first part of the year and then trend down again in the second half when you generate cash.

                      First of all is inventory unusually low at the end of the fiscal year here? And can we expect the same kind of seasonal behavior next year?

Chuck Boehlke:        (Mark), this is Chuck. First thing you should know in the
                      beginning of any new fiscal year, we add obviously the new
                      SKUs. They start to obviously come in inventory towards the end of the previous fiscal year.

                      But if you take a look at our inventory numbers, you see some pretty substantial improvement in our inventory turns over the course of a year. If you took a full, just a 2 point average beginning and ending inventory and compared that in '02 versus '03, our turns actually improved a full quarter from about 2.04 to 2.29, 2.3.

                      So what you're seeing in inventory yes, there's a little bit of cyclicality in terms of adding new SKUs. But we've had a very aggressive program to improve our inventory turns. And we achieved that in '03 and have aggressive plans to continuing improving in '04. Although I think it's fair to say with the growth that we're experiencing -- and hopefully that continues -- the absolutely dollars of inventory more likely than not will be going up although we'll be improving the turns from here on out.

(Mark Koznerick):     Okay. And then actually you touched on the - next one I
                      had was the SKUs. What kind of numbers or percent increase did we have and in what kind of broad general areas are they?

David Sandler:        (Mark) it's David. We are currently coming off of
                      September with roughly 545-odd thousand in our offering.
                      You know, we added about 35,000 in September gross SKUs in the big book. And we're not actually talking about what our plans are yet for what we're going to be adding for '04.

                                                                    Exhibit 99.1
                                                                    ------------


(Mark Koznerick):     Okay and then finally what was, on an overall annual
                      basis, what was price realization this past year? And just, you know, with regards to (Holden)'s question a minute ago, was there - is there guidance so far and what you expect for '04?

David Sandler:        (Mark), we'd rather stay away from splitting out any one
                      component of our gross margin. And we'd rather be - we'd rather just, you know, leave it with our overall guidance for the year.

(Mark Koznerick):     Your overall margin guidance?

David Sandler:        Correct.

(Mark Koznerick):     Okay. All right, thank you.

David Sandler:        Thank you.

Operator:             At this time there are no further questions. I will now
                      turn the call over to management for closing remarks.

Mitchell Jacobson:    Thank you (Ginette). Thank you fall. And once again I want to congratulate David on the new promotion and express my confidence and my excitement of working with him well into the future. Thank you all.

Operator:             This concludes today's MSC Industrial Fourth Quarter
                      Earnings conference call. You may now disconnect.


                                       END